WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.








     PAGE 1

DATA STATED IN MILLIONS EXCEPT PER SHARE AMOUNTS

IBM CORPORATION - FINANCIAL DATA SCHEDULE

                                                               SECOND QTR   SECOND QTR         YEAR TO DATE
REGULATION           STATEMENT CAPTION                            1994         1993          1994       1993
- - - ----------           -----------------                         ----------    ---------      --------   --------
5-02(1)              Cash and Cash Equivalents                 $  7,381     $  6,034             --         --
5-02(2)              Marketable Securities                        1,190          737             --         --
5-02(3)(a)(1)        Notes and Accounts Receivable - Trade       12,123       13,190
5-02(6)(a)(1)        Inventory                                    7,152        8,261             --         --
5-02(9)              Total Current Assets                        38,895       40,865             --         --
5-02(13)             Property, Plant and Equipment               47,760       52,020
5-02(14)             Accumulated Depreciation                    31,024       32,505
5-02(18)             Total Assets                                78,601       86,141             --         --
5-02(21)             Total Current Liabilities                   28,625       37,794             --         --
5-02(22)             Long-term Debt                              14,892       14,563             --         --
5-02(24)             Other Liabilities                           13,516       13,972             --         --
5-02(29)             Preferrred Stock-No Mandatory Redemption     1,091        1,091
5-02(30)             Common Stock                                 7,148        6,558             --         --
5-02(31)             Other Stockholders' Equity                  13,329       12,163             --         --
5-02(32)             Total Liabilities and Stockholders' Equity  78,601       86,141
5-03(b)(1)(a)        Gross Income: Hardware Sales                 7,695        7,526       $ 13,963   $ 13,263
5-03(b)(1)           Total Revenues                              15,351       15,519         28,724     28,577
5-03(b)(2)(a)        Cost of Hardware Sales                       5,137        5,222          9,517      9,294
5-03(b)(2)           Total Cost Applicable to Revenue             9,247        9,545         17,680     17,441
5-03(b)(3)           Other Costs and Expenses                     5,026       14,808          9,276     20,240
5-03(b)(8)           Interest Expense                               364          322            777        627
5-03(b)(10)          Earnings Before Income Taxes                 1,193       (8,998)         1,878     (9,378)
5-03(b)(11)          Provision for Income Taxes                     504         (962)           798     (1,057)
5-03(b)(14)          Income Loss From Continuing Operations         689       (8,036)         1,080     (8,321)
5-03(b)(18)          Effect of Changes in Accounting                 --           --             --        114
                       Principles
5-03(b)(19)          Net Earnings or (Loss)                         668       (8,041)         1,038     (8,440)
5-03(b)(20)          Earnings Per Share - Primary                  1.14       (14.10)          1.78     (14.80)












                                  - 21 -




